Exhibit 107

Calculation of Filing Fee Table

Form S-1

Third Harmonic Bio, Inc.

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	2,185,000	$17.00	$37,145,000	$0.0000927	$3,444

Total Offering Amounts				—	$37,145,000	—	$3,444

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$3,444

(1)

Represents 2,185,000 additional number of shares of common stock being registered, including 285,000 additional shares to cover the underwriters’ option to purchase securities to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (333-267022).

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act. The Registrant previously registered 10,350,000 shares of its common stock with an aggregate offering price not to exceed $186,300,000 on a Registration Statement on Form S-1, as amended (File No. 333-267022), which was declared effective by the Securities and Exchange Commission on September 14, 2022. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $37,145,000 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.